UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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E. I. du Pont de Nemours and Company
(Name of Registrant as Specified In Its Charter)

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March 3, 2015

Dear Mr. Peltz:

Our Board of Directors received your February 23, 2015 letter requesting that DuPont use a universal proxy card for the election of directors at our upcoming Annual Meeting of Shareholders.

Our Board has carefully analyzed the potential use of a universal proxy card versus the customary form of proxy card. We have consulted with a range of proxy and governance experts and evaluated the DuPont shareholder base, which, as I am sure you are aware, includes roughly 1,400 institutional shareholders and approximately 600,000 individual shareholders. Our overriding objective is to enable shareholders to elect the nominees that they believe are the best candidates through a fair, open, reliable, and accurate voting process.

Following a thorough review, the Board has unanimously determined that the use of a universal proxy card would not be in the best interests of DuPont shareholders for a variety of reasons:

•                                          Our research indicates that universal proxy cards have been used by U.S. incorporated companies in only a few unusual circumstances—and never in a contest at a company of any sizable market cap, let alone a company of DuPont’s scale or with a comparably large retail shareholder base. We believe it would be inappropriate for a company with the size of our shareholder base to serve as a test case, especially as the matter at hand is so critical to the value of our shareholders’ investment.

•                                          We have serious concerns that sufficient infrastructure does not yet exist to support the use of a universal proxy card in this election. We believe that using this process could undermine voting access for retail shareholders. For instance, we have been advised that the use of a universal proxy card would limit voting options for our “Street-name” holders, as well as deprive holders of the ability to simply sign and return voting forms without marking a preference. Confusion about universal proxy card voting processes could disenfranchise a significant portion of our retail base with respect to the election of directors.

•                                          Additionally, the Securities and Exchange Commission has yet to adopt the use of a universal proxy card, or enact rules regarding its implementation.

In sum, the risk of compromised access, accuracy, and reliability is significant if we attempt to use a universal proxy card. Fortunately, shareholders are able to achieve the same objective of universal proxy cards—choosing candidates from either ballot—within the framework of the current proxy rules.

The Board believes the customary form of proxy card remains the most reliable, accurate, and comprehensive process for electing directors at the 2015 DuPont Annual Meeting of Shareholders.

Sincerely,

Stacy Fox

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DuPont has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting. Prior to the Annual Meeting, DuPont will file a definitive proxy statement.  DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s preliminary proxy statement, filed with the SEC on February 27, 2015, for its 2015 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the preliminary proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement and, to the extent applicable, will be updated in the definitive proxy statement and other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.